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                                                                    EXHIBIT 99.1

For Immediate Release        For Information Contact:
---------------------        ------------------------

February 25, 1999          David L. Kalkbrenner, President & CEO
                              Greater Bay Bancorp (650) 614-5767
                           Steven C. Smith, EVP, COO & CFO
                              Greater Bay Bancorp (650) 813-8222


                       GREATER BAY BANCORP DECLARES 26%
                      INCREASE IN FIRST QUARTER DIVIDEND

PALO ALTO, California -- Greater Bay Bancorp (NASDAQ: GBBK), a $1.6 billion in assets financial services holding company, has declared a twelve cent ($.12) per share cash dividend for the first quarter of 1999.

The cash dividend will be payable on April 15, 1999, to shareholders of record as of March 31, 1999. This dividend represents a 26% increase over the company's previous quarterly dividend of nine and one half cents ($.095) per share.


"We are very pleased to announce an increased cash dividend for the first quarter of 1999," stated David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. "The company's continuing solid earnings performance and strong capital ratios allow us to reward our valued shareholders for their continued support and confidence."

Greater Bay Bancorp and its financial services subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Business Banking

                                  (continued)
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Office, Greater Bay International Banking Division, Greater Bay Trust Company,
Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri-Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.


This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including the Annual Report on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within such documents.



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